UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2012

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York		10533
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On January 11, 2012, MELA Sciences, Inc. (the “Company”) issued a press release announcing that it has entered into a master production agreement (the “Production Agreement”) with Askion GmbH, a German company (“Askion”). Under the terms of the Production Agreement, Askion will manufacture and test certain components of the Company’s MelaFind® system, including the hand-held imaging device. Askion will also assemble and test the integrated finished MelaFind® system, including the cart, for units to be sold within the European Union. In addition, Askion will perform certain other services for the Company, such as warehousing, labeling, shipping, service and repair. The Company will provide Askion with purchase orders setting forth, among other things, the component and amount to be produced or the service to be rendered along with the purchase price to be paid. The Production Agreement has an initial term of three years, unless earlier terminated by either party in accordance with its terms, and shall renew for successive three year periods, unless one party notifies the other of its intention not to renew the Production Agreement. The Production Agreement replaces in its entirety the production agreement between the Company and Askion dated as of January 25, 2006. A copy of the press release is attached as Exhibit 99.1 to this current report.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	MELA Sciences, Inc. Press Release dated January 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: January 11, 2012	By:	/s/ Richard I. Steinhart
Richard I. Steinhart, Chief Financial Officer